Exhibit 10.26
METABANK
and
BLUESTEM BRANDS, INC.
BACK-UP ORIGINATOR AGREEMENT
FOR GETTINGTON CREDIT PROGRAM
Dated as of August 20, 2010
Confidential Treatment Requested
[*] Indicates confidential portions omitted pursuant to a request for confidential treatment filed separately with the Securities and Exchange Commission

     THIS BACK-UP ORIGINATOR AGREEMENT FOR GETTINGTON CREDIT PROGRAM (this “Agreement”), dated as of August 20, 2010 (the “Effective Date”), is made by and between METABANK (“Bank”), a federal savings bank doing business as Meta Payment Systems and operating from a branch in Sioux Falls, South Dakota, and BLUESTEM BRANDS, INC. (f/k/a Fingerhut Direct Marketing, Inc.) (“Company”), a Delaware corporation having its principal location in Eden Prairie, Minnesota (each, a “Party” and collectively, the “Parties”).
     WHEREAS, Bank and Company are parties to an Amended and Restated Program Agreement dated as of August 20, 2010 (the “Program Agreement”) and an Amended and Restated Receivables Sale Agreement dated as of August 20, 2010 (the “RSA” and, together with the Program Agreement, the “Existing Agreements”) which define an open-end consumer financing program for qualifying customers of Company’s “Fingerhut” brand (the “Existing Program”);
     WHEREAS, Company currently markets and services an open-end consumer financing program for qualifying customers of its “Gettington” brand (the “Gettington Credit Program”) as described in full under Schedule II of this Agreement;
     WHEREAS, consumer credit under the Gettington Credit Program currently is originated by WebBank, a Utah-chartered industrial bank (the “Other Bank”), and Company and Other Bank are parties to a program agreement and receivable sale agreement relating to the Gettington Credit Program;
     WHEREAS, Other Bank sells all receivables generated by the Gettington Credit Program to Company, and Company services such receivables; and
     WHEREAS, Company desires that Bank serve as back-up originator to Other Bank, not currently originating any loans or credit in such capacity but standing ready, willing and able to act as an originator of any or all credit under the Gettington Credit Program upon notice from Company pursuant to the terms of this Agreement;
     NOW, THEREFORE, in consideration of the foregoing and the terms, conditions and mutual covenants and agreements herein contained, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
     1. Definitions. All terms used in this Agreement shall be defined as set forth in Schedule I, unless otherwise expressly defined herein. Terms not defined in this Agreement or in Schedule I shall have the meanings set forth in the Program Agreement.
     2. Bank Services and Duties.
          (a) Back-Up Originator. So long as this Agreement remains in effect and Bank shall not have become an originator for the Gettington Credit Program as provided below, Bank shall serve as back-up originator for the Gettington Credit Program in the event Other Bank is unable or unwilling to serve or the product program agreement with the Other Bank is terminated. As back-up originator Bank shall: (i) appoint designated representatives to coordinate its relationship with the Gettington Credit Program and ensure that such representatives maintain periodic communications with Company personnel; (ii) maintain a form of legal organization that permits it to perform its obligations under this Agreement, and maintain in full force and effect and in good standing all necessary licenses to enable it to act as originator for the Gettington Credit Program; and (iii) maintain all internal systems, documentation and procedures which would be necessary in the event Bank were to become an originator for the Gettington Credit Program.
          (b) Notice of Program Start Date. At any time during the term of this Agreement, in the event Other Bank is unable or unwilling to serve as originator of the Gettington Credit Program or the product program agreement with the Other Bank is terminated, Company may designate the Program Start Date by providing Bank at least four (4) days’ prior written notice setting forth the Program Start Date; provided, that Company shall use commercially reasonable efforts to provide thirty (30) days’ prior written notice (or, if thirty (30) days’ notice is not commercially reasonable, such period of notice in excess of four (4) days that may be commercially reasonable under the circumstances) of the Program Start Date.
          (c) Originator. Effective as of the Program Start Date, Bank shall be prepared to serve as an originator for the Gettington Credit Program, both with respect to new accounts (“Gettington Accounts”) as well as existing accounts (“Existing Gettington Accounts”), so long as the Gettington Credit Program is not modified in any material manner from what has been described in Schedule II. Bank may in its sole discretion choose not to be the back-up originator for the Gettington Credit Program should Bank review the program and deem in its reasonable discretion that the Gettington Credit Program has materially changed from what was presented in Schedule II. The rights and obligations of Bank and Company with respect to such relationship will be governed by the Existing Agreements, except as specifically modified herein, and the terms of the Existing Agreements shall be deemed modified in order to encompass the Gettington Credit Program. For clarification purposes, should Bank be requested to be the backup originator for the Gettington Credit Program, the Parties agree to amend the exhibits to the Program Agreement to include the Gettington Credit Program as described in Schedule II of this Agreement. From and after the Program Start Date, Bank will fund extensions of credit under the Gettington Credit Program pursuant to the terms of the Existing Agreements, as modified to encompass the Gettington Credit Program. Bank will cooperate with Company to arrange for the transfer of Existing Gettington Accounts from Other Bank to Bank, at no cost to Bank.
          (d) Credit Policy. Before the Effective Date of this Agreement, quarterly after the Effective Date, and not later than four (4) days prior to the Program Start Date, Company shall provide to Bank the proposed Credit Policy for the Gettington Credit Program and any subsequent updates to such Credit Policy. The proposed Credit Policy may be modified by Bank by providing written notice to Company and, as so modified, shall be the initial Credit Policy for the Gettington Credit Program on the Program Start Date. The Credit Policy for the Gettington Credit Program may be modified thereafter in accordance with the terms of the Program Agreement.
          (e) Existing Materials. Company may continue to use, following the Program Start Date, the Gettington Marketing Materials, Gettington Marketing Activities, and Gettington Consumer Finance Materials (except the Credit Policy) (collectively, the “Existing

Materials”)used by the Other Bank and Company with respect to the Gettington Credit Program, provided, that Company shall provide notice when using the Existing Materials that the creditor is now Bank and shall use commercially reasonable efforts to update the Existing Materials to eliminate references to Other Bank. Following the Program Start Date, Company shall promptly provide to Bank copies of all forms of Existing Materials for review during the 90-day period following the Program Start Date (the “Review Period”), and Company shall incorporate any changes to the Existing Materials that may be reasonably required by Bank as soon as commercially practicable upon receipt of written notice from Bank to Company and in no event later than thirty days (30) following receipt of such notice. Upon the earlier of (a) the incorporation of such changes to the Existing Materials or (b) the expiration of the Review Period, the Existing Materials shall be subject to the terms of the Program Agreement. Promptly following the Program Start Date, Company shall identify any additional subcontractors (including Program Critical Subcontractors) to be added to Exhibit L to the Program Agreement as a result of the Gettington Credit Program; Bank shall provide notice of any reasonable objection to such a subcontractor within ten (10) Business Days of Company’s notice, and Company shall thereafter address Bank’s objection or obtain a replacement subcontractor as promptly as commercially practicable under the circumstances.
          (f) Compliance with Laws and Regulations. The Parties agree to comply with all Applicable Laws pertaining to the services delivered pursuant to this Agreement.
     3. Fees.
          (a) Back-up Originator. So long as Bank is serving as back-up originator under this Agreement and is not originating loans or credit for the Gettington Credit Program, Company will pay Bank a monthly service fee of [*], in a manner to be agreed to between Bank and Company. The fee is payable each complete calendar month, in arrears, within five (5) Business Days following the end of each such month; no fee shall be due for any partial calendar month. The fees payable under this paragraph (a) will not accrue or be payable for any period during which Bank is accruing or earning fees under the Program Agreement with respect to the Gettington Credit Program.
          (b) Originator. From and after the Program Start Date for so long as Bank shall be originating loans or credit for the Gettington Credit Program, the Existing Agreements shall govern the amounts to be paid to Bank from Company.
     4. Term and Termination.
          (a) Term. This Agreement shall continue in full force and effect until the first to occur of: (1) termination or expiration of the Program Agreement, or (2) termination of this Agreement as otherwise provided in this Agreement.
          (b) Automatic Termination. This Agreement will terminate automatically and without any special notice or action by either Party upon the Program Start Date, at which time the rights and obligations of the Parties thereafter shall be governed solely by the Existing Agreements and any newly executed addendums attached thereto.
          [*] Indicates confidential portions omitted pursuant to a request for confidential treatment filed separately with the Securities and Exchange Commission

          (c) Survival. The following terms of this Agreement shall survive any termination or expiration of this Agreement: Sections 2(e), 4(c), 6 and 7.
          (d) Termination With Cause. A Party may terminate this Agreement immediately upon written notice to the other Party in any of the following circumstances:
               (1) Any representation or warranty furnished by the other Party in this Agreement shall be incorrect in any material respect and shall not have been corrected within thirty (30) Business Days after written notice thereof has been given to such other Party;
               (2) The other Party shall default in the performance of any obligation or undertaking under this Agreement and such default continues for thirty (30) Business Days after written notice thereof has been given to such other Party;
               (3) The other Party shall default on any obligation to make a payment to the terminating Party under this Agreement and such default remains uncured for more than two (2) Business Days after the terminating Party provides the defaulting Party notice of such default;
               (4) The other Party shall commence a voluntary case or other proceeding seeking liquidation, reorganization, or other relief with respect to itself or its debts under any bankruptcy, insolvency, receivership, conservatorship or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, conservator, custodian, or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of a trustee, receiver, liquidator, conservator, custodian, or other similar official or to any involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing;
               (5) An involuntary case or other proceeding, whether pursuant to banking regulations or otherwise, shall be commenced against the other Party seeking liquidation, reorganization, or other relief with respect to it or its debts under any bankruptcy, insolvency, receivership, conservatorship or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, conservator, custodian, or other similar official of it or any substantial part of its property, or an order for relief shall be entered against such other Party under the federal bankruptcy laws as now or hereafter in effect;
               (6) There is a material adverse change in the financial condition of Company (in the case of a termination by Bank);
               (7) There is a material adverse change in the financial condition of Bank (in the case of termination by Company) in one of the following respects that remains uncured for a period of ninety (90) days (or such shorter period during which a Regulatory Authority requires Bank to cure such matter): (i) Bank’s risk-based capital ratio falling below ten percent (10%); (ii) Bank’s Tier 1 risk-based capital ratio falling below six percent (6%); (iii) Bank’s leverage ratio falling below five percent (5%); or (iv) Bank being subject to any written agreement, order, capital directive, or prompt corrective action relating to capital issued by the

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OTS or any successor regulator; Bank shall provide written notice to Company within five (5) Business Days of the occurrence of any such material adverse change, and the terms “total risk-based capital ratio,” “Tier 1 risk-based capital ratio,” and “leverage ratio” shall have the meanings set forth in the OTS’s Capital Maintenance Regulations, 12 C.F.R. pt. 567 or any similar successor regulator regulatory provisions;
               (8) Should Bank deem in its reasonable discretion that the Gettington Credit Program has materially changed from what was presented in Schedule II; or
               (9) As permitted by Section 8(m) below
     5. Representations & Warranties.
          (a) Bank Representations & Warranties. Bank hereby represents and warrants to Company that:
               (1) Bank is a federal savings bank, duly organized, validly existing under the laws of the United States, and Bank has full corporate power and authority to execute, deliver, and perform its obligations under this Agreement; the execution, delivery and performance of this Agreement have been duly authorized, and are not in conflict with and do not violate the terms of the charter or bylaws of Bank and will not result in a breach of or constitute a default under, or require any consent under, any indenture, loan or other agreement to which Bank is a party;
               (2) All approvals, authorizations, licenses, registrations, consents, and other actions, notices, and filings that may be required in connection with the execution, delivery, and performance of this Agreement by Bank have been obtained;
               (3) This Agreement constitutes a legal, valid, and binding obligation of Bank, enforceable against Bank in accordance with its terms, except (i) as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, receivership, conservatorship or other similar laws now or hereafter in effect, including the rights and obligations of receivers and conservators under 12 U.S.C. §§ 1821 (d) and (e), which may affect the enforcement of creditors’ rights in general, and (ii) as such enforceability may be limited by general principles of equity (whether considered in a suit at law or in equity);
               (4) There are no proceedings or investigations pending or, to the best knowledge of Bank, threatened against Bank (i) asserting the invalidity of this Agreement, (ii) seeking to prevent the consummation of any of the transactions contemplated by Bank pursuant to this Agreement, (iii) seeking any determination or ruling that, in the reasonable judgment of Bank, would materially and adversely affect the performance by Bank of its obligations under this Agreement, (iv) seeking any determination or ruling that would materially and adversely affect the validity or enforceability of this Agreement, or (v) that would have a materially adverse financial effect on Bank or its operations if resolved adversely to it;
               (5) Bank is not Insolvent; and

               (6) The execution, delivery and performance of this Agreement by Bank comply with all laws specifically applicable to Bank’s operations.
          (b) Company Representations & Warranties. Company hereby represents and warrants to Bank that:
               (1) Company is a corporation duly organized and validly existing in good standing under the laws of the State of Delaware, and has full power and authority to execute, deliver, and perform its obligations under this Agreement; the execution, delivery, and performance of this Agreement have been duly authorized, and are not in conflict with and do not violate the terms of the certificate of incorporation or bylaws of Company, and will not result in a breach of or constitute a default under or require any consent under any indenture, loan, or other agreement to which Company is a party except such consents as Company shall have received on or prior to the date hereof;
               (2) All approvals, authorizations, licenses, registrations, consents, and other actions, notices, and filings that may be required in connection with the execution, delivery, and performance of this Agreement by Company have been obtained;
               (3) This Agreement constitutes a legal, valid, and binding obligation of Company, enforceable against Company in accordance with its terms, except (i) as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws now or hereafter in effect, which may affect the enforcement of creditors’ rights in general, and (ii) as such enforceability may be limited by general principles of equity (whether considered in a suit at law or in equity);
               (4) There are no proceedings or investigations pending or, to the best knowledge of Company, threatened against Company (i) asserting the invalidity of this Agreement, (ii) seeking to prevent the consummation of any of the transactions contemplated by Company pursuant to this Agreement, (iii) seeking any determination or ruling that, in the reasonable judgment of Company, would materially and adversely affect the performance by Company of its obligations under this Agreement, (iv) seeking any determination or ruling that would materially and adversely affect the validity or enforceability of this Agreement, or (v) that would have a materially adverse financial effect on Company or its operations if resolved adversely to it;
               (5) Company is not Insolvent; and
               (6) The execution, delivery and performance of this Agreement by Company comply with all laws specifically applicable to the business of Company.
          (c) Continuing Representations and Warranties. The representations and warranties of the Parties contained in this Section 5, except those representations and warranties contained in subsections 5(a)(4) and 5(b)(4), are made continuously throughout the term of this Agreement. In the event that any investigation or proceeding of the nature described in subsections 5(a)(4) and 5(b)(4) is instituted or threatened against a Party, such Party shall promptly notify the other Party of the pending or threatened investigation or proceeding.

     6. Confidentiality. The terms and conditions of this Agreement and any proprietary information or non-public information of a Party shall be deemed to be “Confidential Information” under the Program Agreement.
     7. Indemnification.
          (e) Bank agrees to indemnify and hold harmless Bluestem Indemnified Parties from and against any and all Losses, that may arise from (i) the gross negligence or willful misconduct of Bank or its agents or representatives (other than Company or its agents or assigns) in connection with Bank’s performance of its obligations under this Agreement, (ii) breach of any of Bank’s obligations or undertakings or representations or warranties under this Agreement (other than any breach resulting from Company’s performance of Company’s obligations under this Agreement, or any loss resulting from the actions or inactions by Other Bank) by Bank or its agents or representatives (other than Company or its agents or assigns), or (iii) violation by Bank or its agents or representatives (other than Company or its agents or assigns) of any of the Applicable Laws.
          (f) Company agrees to indemnify and hold harmless Bank Indemnified Parties from and against any and all Losses that may arise from (i) the gross negligence or willful misconduct of Company, or its agents or representatives, in connection with Company’s or Other Bank’s performance of its obligations under this Agreement, (ii) breach of any of Company’s obligations or undertakings or representations or warranties under this Agreement by Company or its agents or representatives, (iii) violation by Company or its agents or representatives of any Applicable Laws, or (iv) any claim pertaining to the Existing Gettington Accounts arising prior to or as a result of the transfer of the Existing Gettington Accounts from Other Bank to Bank, including, but not limited to, (A) the administration, marketing, operation, processing or servicing of the Existing Gettington Accounts prior to the transfer of the Existing Gettington Accounts from Other Bank to Bank, and any marketing used by Bank as described in Section 2(e) prior to the Review Period, (B) the failure of Other Bank to perform its obligations under the account transfer agreement between Other Bank and Bank; or (C) any claim that Bank is a debt collector under the Fair Debt Collection Practices Act or any similar state law with respect to the Existing Gettington Accounts.
          (g) Any Indemnified Party seeking indemnification hereunder shall promptly notify the Indemnifying Party, in writing, of any notice of the assertion by any third party of any Indemnifiable Claim, specifying in reasonable detail the nature of the Loss, and, if known, the amount, or an estimate of the amount, of the Loss, provided that failure to promptly give such notice shall only limit the liability of the Indemnifying Party to the extent of the actual prejudice, if any, suffered by such Indemnifying Party as a result of such failure. The Indemnified Party shall provide to the Indemnifying Party as promptly as practicable thereafter information and documentation reasonably requested by such Indemnifying Party to defend against the claim asserted.
          (h) The Indemnifying Party shall have thirty (30) days after receipt of Claim Notice to undertake, conduct and control, through counsel of its own choosing, and at its own expense, the settlement or defense thereof, and the Indemnified Party shall cooperate with the

Indemnifying Party in connection therewith if such cooperation is so requested and the request is reasonable; provided that the Indemnifying Party shall hold the Indemnified Party harmless from all of its out-of-pocket expenses, including reasonable attorneys’ fees, incurred in connection with the Indemnified Party’s cooperation. If the Indemnifying Party assumes responsibility for the settlement or defense of any such claim, (i) the Indemnifying Party shall permit the Indemnified Party to participate in such settlement or defense through counsel chosen by the Indemnified Party (subject to the consent of the Indemnifying Party, which consent shall not be unreasonably withheld); provided that, other than in the event of a conflict of interest requiring the retention of separate counsel, the fees and expenses of such counsel shall not be borne by the Indemnifying Party; and (ii) the Indemnifying Party shall not settle any Indemnifiable Claim without the Indemnified Party’s consent, which consent shall not be unreasonably withheld or delayed for any reason if the settlement involves only the payment of money, and which consent may be withheld for any reason if the settlement involves more than the payment of money, including any admission by the Indemnified Party. So long as the Indemnifying Party is vigorously contesting any such Indemnifiable Claim in good faith, the Indemnified Party shall not pay or settle such claim without the Indemnifying Party’s consent, which consent shall not be unreasonably withheld.
          (i) If the Indemnifying Party does not notify the Indemnified Party within thirty (30) days after receipt of the Claim Notice that it elects to undertake the defense of the Indemnifiable Claim described therein, or if the Indemnifying Party fails to contest vigorously any such Indemnifiable Claim, the Indemnified Party shall have the right, upon notice to the Indemnifying Party, to contest, settle or compromise the Indemnifiable Claim in the exercise of its reasonable discretion; provided that the Indemnified Party shall notify the Indemnifying Party of any compromise or settlement of any such Indemnifiable Claim. No action taken by the Indemnified Party pursuant to this paragraph (f) shall deprive the Indemnified Party of its rights to indemnification pursuant to this Section 7.
     8. Miscellaneous.
          (a) Relationship of Parties. The Parties agree that in performing their responsibilities pursuant to this Agreement, they are in the position of independent contractors. This Agreement is not intended to create, nor does it create and shall not be construed to create, a relationship of partner or joint venturer or any association for profit between Bank and Company.
          (b) Expenses. Each Party shall bear its own costs and expenses of negotiating, drafting and performing its obligations under this Agreement. Each Party shall be responsible for payment of any federal, state, or local taxes or assessments associated with the performance of its obligations under this Agreement and for compliance with all filing, registration and other requirements with regard thereto.
          (c) Governing Law; Waiver of Jury Trial. This Agreement shall be interpreted and construed in accordance with the laws of the State of Iowa, without giving effect to the rules, policies, or principles thereof with respect to conflicts of laws. THE PARTIES HEREBY EXPRESSLY WAIVE ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING HEREUNDER.

          (d) Severability. Any provision of this Agreement which is deemed invalid, illegal or unenforceable in any jurisdiction, shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining portions hereof in such jurisdiction or rendering such provision or any other provision of this Agreement invalid, illegal, or unenforceable in any other jurisdiction.
          (e) Assignment. This Agreement and the rights and obligations created under it shall be binding upon and inure solely to the benefit of the Parties and their respective successors, and permitted assigns. Neither Party shall be entitled to assign or transfer any interest under this Agreement without the prior written consent of the other Party.
          (f) Third Party Beneficiaries. Nothing contained herein shall be construed as creating a third-party beneficiary relationship between either Party and any other Person; provided, however, (i) Fingerhut Receivables, and (ii) the Administrative Agent (the “Third Party Beneficiaries”) shall each be a third party beneficiary of this Agreement.
          (g) Notices. All notices and other communications that are required or may be given in connection with this Agreement shall be in writing and shall be deemed received (i) on the day delivered, if delivered by hand; (ii) on the day transmitted, if transmitted by facsimile with receipt confirmed; or (iii) three (3) Business Days after the date of mailing to the other Party, if mailed first-class postage prepaid, at the following address, or such other address as each Party shall specify in a notice to the other:

To Bank:	MetaBank d/b/a Meta Payment Systems Attn: General Counsel and SVP of Credit
5501 S. Broadband Land
Sioux Falls, SD 57108
Facsimile: 605-977-7501

To Company:	Bluestem Brands, Inc.
Attn: SVP and Chief Credit Officer
6509 Flying Cloud Drive
Eden Prairie, MN 55344
Telephone: (952) 656-3916
Facsimile: (952) 656-4117

With copies to:	Bluestem Brands, Inc.
Attn: General Counsel
6509 Flying Cloud Drive
Eden Prairie, MN 55344
Telephone: (952) 656-3916
Facsimile: (952) 656-4117

Goldman Sachs Bank USA
Attn: Account Manager
6011 Connection Drive
Irving TX 75039
Telephone: (972) 368-5099
Facsimile: (972) 368-5000

Goldman Sachs Bank USA
Attn: Goldman Sachs Bank In-House Counsel
6011 Connection Drive
Irving TX 75039
Telephone: (972) 368-5099
Facsimile: (972) 368-3199
          (h) Amendment and Waiver. This Agreement may be amended only by a written instrument signed by each of the Parties and with the written consent of the Third Party Beneficaries. The failure of a Party to require the performance of any term of this Agreement or the waiver by a Party of any default under this Agreement shall not prevent a subsequent enforcement of such term and shall not be deemed a waiver of any subsequent breach. All waivers must be in writing and signed by the Party against whom the waiver is to be enforced.
          (i) Entire Agreement. This Agreement, including exhibits, constitutes the entire agreement among the Parties with respect to the subject matter thereof, and supersedes any prior or contemporaneous negotiations or oral or written agreements with regard to the same subject matter.
          (j) Counterparts. This Agreement may be executed and delivered by the Parties in any number of counterparts, and by different Parties on separate counterparts, each of which counterpart shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same instrument.
          (k) Interpretation. The Parties acknowledge that each Party and its counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting Party shall not be employed in the interpretation of this Agreement or any amendments thereto, and the same shall be construed neither for nor against any Party, but shall be given a reasonable interpretation in accordance with the plain meaning of its terms and the intent of the Parties.
          (l) No Exclusivity. The Parties acknowledge that nothing in this Agreement shall be construed to limit Company’s ability to solicit third parties to act also as originators or back-up originators in the Gettington Credit Program, or to offer other credit programs, regardless of Bank’s status as an originator.
          (m) Agreement Subject to Applicable Law. If (1) either Party has been advised by legal counsel of a change in Applicable Laws or any judicial decision of a court having jurisdiction over such Party or any interpretation of a Regulatory Authority that, in the view of such legal counsel would have a materially adverse effect on the rights or obligations of such Party under this Agreement or the financial condition of such Party; (2) either Party shall receive a lawful written request of any Regulatory Authority having jurisdiction over such Party, including any letter or directive of any kind from any Regulatory Authority, that prohibits or restricts such Party from carrying out its obligations under this Agreement; (3) either Party has been advised by legal counsel that there is a material risk that such Party’s or the other Party’s continued performance under this Agreement would violate Applicable Laws; (4) any Regulatory Authority shall have determined and notified either Party that the arrangement between the Parties contemplated by this Agreement constitutes an unsafe or unsound banking practice or is in violation of Applicable Law; or (5) a Regulatory Authority has commenced an investigation or action against a Party which the other Party, in its reasonable judgment, determines threatens such Party’s ability to perform its obligations; then, in each case, the Parties shall meet and consider in good faith any modifications, changes or additions to this Agreement that may be necessary to eliminate such result. Notwithstanding any other provision of this Agreement, including Section 4 hereof, if the Parties are unable to reach agreement regarding modifications, changes or additions to this Agreement within ten (10) Business Days after the Parties initially meet, either Party may terminate this Agreement upon thirty (30) days prior written notice to the other Party and without payment of a termination fee or other penalty. A Party shall be able to suspend performance of its obligations under this Agreement, or require the other Party to suspend its performance of its obligations under this Agreement, if (i) any event described in subsection 8(m)(2) above occurs and (ii) such Party reasonably determines that continued performance hereunder may result in a fine, penalty or other sanction being imposed by the applicable Regulatory Authority, or in material civil liability, unless with regards to civil liability, the other Party agrees to indemnify the Party. For the avoidance of doubt, nothing in this subsection 8(m) shall obligate a Party to disclose, share, or discuss any information to the extent prohibited by Applicable Law or a Regulatory Authority.
          (n) Force Majeure. If any Party shall be unable to carry out the whole or any part of its obligations under this Agreement by reason of a Force Majeure Event, then the performance of the obligations under this Agreement of such Party as it is affected by such cause shall be excused during the continuance of the inability so caused, except that should such inability not be remedied within thirty (30) days after the date of such cause, the Party not so affected may at any time after the expiration of such thirty (30)-day period, during the continuance of such inability, terminate this Agreement on giving written notice to the other Party. No Party shall be relieved of its obligations hereunder if its failure of performance is due to removable or remediable causes which such Party fails to remove or remedy using commercially reasonable efforts within a reasonable time period. Any Party rendered unable to fulfill any of its obligations under this Agreement by reason of a Force Majeure Event shall give prompt notice of such fact to the other Party, followed by written confirmation of notice, and shall exercise due diligence to remove such inability with all reasonable dispatch.
          (o) Headings. Captions and headings in this Agreement are for convenience only and are not to be deemed part of this Agreement.

     IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first set forth above.

BLUESTEM BRANDS, INC.
By:	/s/ Mark P. Wagener
	Name:	Mark P. Wagener
	Title:	Executive Vice President

METABANK
By:	/s/ John Hagy
	Name:	John Hagy
	Title:	CLO

SCHEDULE I
Definitions
     Whenever capitalized and used in this Agreement, the following words and phrases, unless otherwise specified, shall have the following meanings:
     “Gettington Consumer Finance Materials” means, with respect to the Gettington Credit Program, the program description, compliance manual, Credit Policy, form of application, form of account agreement, debt waiver product description and debt waiver program terms and conditions, as set forth in Schedule II.
     “Gettington Marketing Activities” means all advertising media of any kind or nature, in whole or in part, including without limitation, catalogs, email solicitation messages, published advertising (such as newspapers and magazine advertisements), SMS text messaging, Internet media, blogs, tweet posts, banner ads, RSS feeds, telemarketing scripts, television or radio announcements, frequently asked questions, promoting, advertising and/or marketing the Gettington Credit Program.
     “Gettington Marketing Materials” means categories of marketing messages intended to generate originations of Gettington credit accounts to and/or sales from target population delivered through various Gettington Marketing Activities. Gettington Marketing Materials include, but are not limited to, pre-approved marketing, “3 ways to pay” marketing, and low monthly payments marketing.
     “Program Start Date” means the date on which Bank becomes an originator for the Gettington Credit Program.

SCHEDULE II
The Gettington Credit Program Description
The following is an overview of the Gettington Credit Program.
Gettington.com is a direct marketing retailer of merchandise to consumers primarily through the gettington.com internet shopping channel. Applicants may be offered a Gettington Account which may be used by applicants for personal purposes to purchase merchandise. The Gettington Account shall be an open-end consumer credit account that supports multiple payment plans. Customers will initially be offered two (2) payment plans as follows: (1) the “Easy Option” which is twenty-four equal payments with a non-variable annual percentage rate (“APR”) on the account receivables of 19.90%, and (2) the “Fast Option” which is four (4) equal payments with a non-variable APR on the account receivables of 14.90%. All Gettington Accounts originated by Bank pursuant to this Agreement shall be considered and treated as consumer credit card accounts for purposes of compliance with the Truth in Lending Act, Regulation AA, Regulation Z, the Credit Card Act of 2009 and other Applicable Laws pertaining to consumer credit card accounts.
A copy of the form of account agreement currently used in the Gettington Credit Program is attached as part of this Schedule II (see Schedule II.1). Customers wishing to apply for Gettington Account via the internet will complete the form of application which is also attached as part of this Schedule II (see Schedule II.2). This form of application will be located on the web pages at www.gettington.com. Customers applying for a Gettington Account via telephone will provide gettington.com sales representatives with oral answers to the application questions set forth on the form of application. Once a customer’s application is completed, a FICO Pinnacle score, or such other credit score(s) utilized by Other Bank at such time, will be obtained, and a credit determination will be made in accordance with the Other Bank’s then applicable Credit Policy, the current version of which is attached as part of this Schedule II ( see Schedule II.3).